KIRKLAND’S

KIRKLAND’S REPORTS FIRST QUARTER 2017 RESULTS

NASHVILLE, Tenn. (May 23, 2017) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported financial results for the 13-week period ended April 29, 2017.

Net sales for the 13 weeks ended April 29, 2017 increased 2.3% to $132.8 million compared with $129.9 million for the 13 weeks ended April 30, 2016. Comparable store sales for the first quarter of fiscal 2017, including e-commerce sales, decreased 3.8% compared with an increase of 0.5% in the prior-year quarter. Kirkland’s opened 8 stores and closed 11 during the first quarter of fiscal 2017, bringing the total number of stores to 401 at quarter end.

The net loss for the 13 weeks ended April 29, 2017 was $1.4 million, or $0.09 per diluted share compared with net income of $0.9 million, or $0.06 per diluted share, for the 13 weeks ended April 30, 2016.

“Although we had a slow start to February, we experienced improvement in sales trends as we progressed through the quarter,” said Mike Madden, Chief Executive Officer. “Highlights for the quarter included stabilization in several key product categories and definitive progress on our path to improve our merchandise assortment. Operating expenses and inventory levels remained well-controlled, and I am very pleased with the first quarter’s e-commerce results, which achieved a 32% increase in revenue and reflected improvements in our operating efficiency.”

“Overall, we’re encouraged about the progress we’re making on our strategic priorities and believe the groundwork we laid during the first quarter will help us establish better merchandising and marketing execution,” continued Mr. Madden. “We’ve identified significant opportunities to drive the business, and we remain confident in our long-term outlook.”

Fiscal 2017 Outlook

Kirkland’s maintained its fiscal 2017 outlook given on March 10, 2017, which provides for diluted earnings per share in the range of $0.50 to $0.65.

This performance outlook is based on current information as of May 23, 2017. The information on which this outlook is based is subject to change, and the Company may update its full year business outlook or any portion thereof at any time for any reason.

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KIRK Reports First Fiscal Quarter 2017 Results

May 23, 2017

Investor Conference Call and Web Simulcast

Kirkland’s will hold its earnings call for the first quarter later today at 11:00 a.m. ET. Participating on the call will be Mike Madden, President and Chief Executive Officer, and Adam Holland, Vice President and Chief Financial Officer. The number to call for the interactive teleconference is (412) 542-4163. A replay of the conference call will be available through Tuesday, May 30, 2017, by dialing (412) 317-0088 and entering the confirmation number, 10106773.

A live broadcast of Kirkland’s quarterly conference call will be available online at ir.kirklands.com or https://www.webcaster4.com/Webcast/Page/957/20999 on May 23, 2017, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue for one year.

About Kirkland’s, Inc.

Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 401 stores in 36 states as well as an e-Commerce enabled website, www.kirklands.com.  The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products.  The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise.  More information can be found at www.kirklands.com.

Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, possibility of new tax legislation, fluctuations in cost and availability of products, interruptions in supply chain and distribution systems, the ability to control employment, and other operating costs, availability of suitable retail locations and other growth opportunities, disruptions in information technology systems including the potential for security breaches of Kirkland’s or its customers’ information, seasonal fluctuations in consumer spending, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on March 31, 2017 and subsequent reports. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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KIRK Reports First Quarter Fiscal 2017 Results

May 23, 2017

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	13-Week	13-Week
	Period Ended	Period Ended
	April 29,	April 30,
	2017	2016
Net sales	$132,841	$129,911
Cost of sales	85,217	80,374

Gross profit	47,624	49,537

Operating expenses:
Operating expenses	43,505	42,040
Depreciation	6,397	5,973

Operating (loss) income	(2,278)	1,524

Other (income) expense, net	(25)	14

(Loss) income before income taxes	(2,253)	1,510
Income tax (benefit) expense	(818)	594

Net (loss) income	$(1,435)	$916

(Loss) Earnings per share:
Basic	$(0.09)	$0.06

Diluted	$(0.09)	$0.06

Shares used to calculate (loss) earnings per share:
Basic	15,913	15,780

Diluted	15,913	16,101

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KIRK Reports First Quarter Fiscal 2017 Results

May 23, 2017

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	April 29,	January 28,	April 30,
	2017	2017	2016
ASSETS

Current assets:
Cash and cash equivalents	$59,804	$63,937	$38,203
Inventories, net	74,669	75,447	69,107
Other current assets	10,789	13,656	13,627

Total current assets	145,262	153,040	120,937

Property and equipment, net	110,869	110,870	108,626
Non-current deferred income taxes	1,144	1,198	-
Other assets	5,815	5,038	2,659

Total assets	$263,090	$270,146	$232,222

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,915	$37,898	$24,753
Income taxes payable	4,891	6,273	-
Other current liabilities	31,633	30,270	27,647

Total current liabilities	66,439	74,441	52,400

Non-current deferred income taxes	957	479	1,191
Deferred rent and other long-term liabilities	62,431	61,413	57,028

Total liabilities	129,827	136,333	110,619

Net shareholders’ equity	133,263	133,813	121,603

Total liabilities and shareholders’ equity	$263,090	$270,146	$232,222

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KIRK Reports First Quarter Fiscal 2017 Results

May 23, 2017

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)

		13-Week
	13-Week	Period Ended
	Period Ended	April 30,
	April 29, 2017	2016
Net cash provided by (used in):
Operating activities	$1,358	$2,660
Investing activities	(5,587)	(8,682)
Financing activities	96	(127)

Cash and cash equivalents:
Net decrease	(4,133)	(6,149)
Beginning of the period	63,937	44,352

End of the period	$59,804	$38,203

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